CodeAmerica Investments, LLC

8900 Germantown Road, Suite 100 - Olive Branch, Mississippi 38654
Telephone: 662-890-7379
Fax: 662-893-7882

LETTER OF INTENT

This agreement when executed by the undersigned will set forth their mutual understanding whereby Altus Explorations, Inc. agrees to acquire from CodeAmerica Investments, LLC the described interest in certain oil, gas and mineral leases located in Wharton County, Texas, USA under the following terms and conditions.

1. Subject Tracts:

A. Shwab Lease - 165± acres - being located in the A. Edgar Survey, Abstract 93 in Wharton County, Texas.

B. Anderson Lease - 676± acres located in the A. Edgar Survey 93, and the J. Borden Survey, Abstract 9 in Wharton County, Texas.

These leases collectively total 841± acres and are collectively designated for the purpose as the Oakcrest Prospect.

2. Purchase Price:

Altus Explorations agrees to pay C.A.I. the purchase price of $250.00 per acre. For 100% working interest in the 841 net acres, payable upon execution of a final purchase and sale agreement, Altus shall deliver to C.A.I. the sume of $210,250.00. Altus shall bear the cost of all geological and geophysical work that may be required to prepare this prospect for drilling.

3. New Revenue Interest:

Upon payment of all items enumerated in paragraph 2 (supra) C.A.I. will deliver to Altus Exploration a .72000 Net Revenue Interest in each of the described leases.

4. Additional Burdens and Encumbrances:

Escopeta Oil Company LLC has reserved for their benefit in these leases and will receive a 10% carried working interest and an additional 20% backin after paybout on all wells delivered within the Oakcrest Prospect. C.A.I. will receive a 5% carried working interest on all wells drilled within the Oakcrest Prospect.

Accepted and agreed to the ____ day of June, 2004.

/s/ W.M. Cox CodeAmerica Investments, LLC W.M. Cox	/s/ Milton Cox Altus Explorations, Inc.